Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Catherine M. Frost

Zep Inc.

404-605-8714

Zep Inc. Reports Increased Second Quarter Profits

•	Quarterly revenues grew 1.6% despite a challenging economy.

•	Zep remains on target with 3-year strategic plan.

•	Significant operating cash flow improvement.

Atlanta, GA, April 14, 2008 – Zep Inc. (NYSE:ZEP) today announced financial results for the second quarter and six months ended February 29, 2008, with second quarter net income of $1.9 million, or $0.09 per diluted share, versus the $0.9 million, or $0.04 per diluted share, reported in the same quarter of the prior year.

“This quarter was in line with our internal expectations and continued to track to our overall strategic plans,” commented John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc. “While we reported $0.09 in earnings, we also spent about $0.04 on restructuring and other investments for future improvements. I am pleased with the progress made on many of our key initiatives, and the excellent cash flow generation at a time when economic conditions are quite challenging.”

On an adjusted basis, excluding the impact of the environmental charge from last year’s second quarter and the restructuring charges incurred during this quarter, the Company generated adjusted fully diluted earnings per share of $0.11 for the second quarter of fiscal 2008 compared with $0.17 adjusted fully diluted earnings per share for the second quarter of fiscal 2007. This decline in adjusted earnings per share can be attributed to higher raw material and manufacturing costs, increased stand-alone public company expenses and investments related to ongoing strategic initiatives.

The Company realized higher revenues during the second quarter of fiscal 2008 with net sales growth of $2.1 million, or 1.6%. Net sales generated during the three months ended February 29, 2008 increased to $133.2 million. Sales growth was driven by the $3.6 million impact of favorable foreign currency translation, $2.4 million of higher selling prices, and, to a lesser extent, the increased demand within the Company’s

European markets and from customers within food processing industries. Overall unit volume decreased compared with the second quarter of last year primarily due to the softening of retail sales and to fewer shipments to transportation-related customers, particularly in the vehicle wash sector, which the Company believes was negatively impacted by an unusually harsh winter and higher gas prices. Product highlights included the continued strong growth of the Company’s 82 environmentally responsible GreenLink™ products.

Operating profit was $3.9 million for the quarter, a 1.3% increase from the previous year’s $3.8 million. Operating profit margins remained consistent at 2.9% with the same period of the prior year. While margins were favorably impacted by foreign currency translation and higher selling prices, the continued increase in the cost of commodities utilized in manufacturing partially offset these gains. During the second quarter, combined raw materials and manufacturing-related costs increased $2.3 million versus the prior year. Management anticipates higher commodities costs in the coming quarters, and while these increases are expected to be somewhat offset by higher selling prices, volume may be negatively impacted. The Company continues to monitor, address and carefully manage increasing raw materials and commodities costs.

Reported selling, distribution and administrative expenses (SD&A) were reduced by $0.9 million during fiscal year 2008’s second quarter compared with the same period last year. During 2007’s second quarter, SD&A expenses were adversely impacted by a $1.8 million charge related to the settlement of an environmental matter. Disciplined control of certain sales related costs further reduced 2008’s second quarter expense by $0.5 million. Additionally, the Company experienced reduced sales and marketing related expenses resulting from a fewer number of sales employees. This reduction was attributable to planned modifications in hiring practices, the enforcement of sales performance standards and normal attrition. Partially offsetting these savings during the second quarter was the $2.0 million negative impact of foreign currency translation on total SD&A expenses, higher expenses as a stand-alone public company, and investments to support key initiatives of the Company’s long-term strategic plan. As part of this plan, the Company realized a net pretax restructuring charge of $0.8 million during the second quarter primarily reflecting costs associated with a reduction in workforce.

The effective tax rate for fiscal year 2008’s second quarter was 35.4% compared with 64.7% in the same period last year. The fiscal 2007 tax rate was adversely affected by the non-deductible charge related to the settlement of an environmental matter.

Six-Months Ended February 29, 2008

Net sales of $276.7 million were generated in the first six months of fiscal 2008 compared with $267.9 million in the prior year, representing an increase of $8.8 million or 3.3%. Due to the seasonal nature of a portion of Zep’s business and the number of available selling days, sales in the third and fourth quarter of the Company’s fiscal year have historically outpaced those generated in the first six months of the fiscal year. While these factors will continue to influence the Company’s business in the latter portion of fiscal 2008, some weakness in volume may occur in the remainder of the fiscal year as the Company manages through a difficult economy that is believed to be negatively impacting some of the industries the Company serves. Additionally, as some of the Company’s strategic initiatives are being implemented, particularly those related to demand shaping and entry into industrial distribution, the Company’s revenue may be negatively affected. These initiatives are designed to position the Company for future revenue and earnings growth. Most importantly, management anticipates that the Company will remain a business that consistently produces solid cash flow on an annual basis regardless of economic conditions.

For the six months ended February 29, 2008, net income grew 145% to $8.2 million, or $0.39 per diluted share, versus the $3.3 million, or $0.16 per diluted share, reported in the prior year. Adjusting both periods for one-time items, the adjusted earnings per share for the first six-months of 2008 would have increased 46% to 41 cents compared with 28 cents for the same period last year.

The Company’s operating activities consumed a net $2.1 million in cash during the first six months of fiscal 2008 compared with $8.7 million consumed in the prior-year period. The improvement was primarily due to increased net income and reductions in working capital. During the first six months of fiscal year 2008, capital expenditures totaled $3.1 million, an increase of $0.6 million from the prior year’s first six months. Currently, management anticipates that 2008’s capital expenditures will range between $8 million and $10 million.

“Our primary goal continues to be the creation of profitable growth by providing a superior customer experience,” continued Mr. Morgan. “During the second quarter, we made significant advancements with our key strategic initiatives. We have recently appointed a Vice President of Industrial Distribution who is building a team to oversee our expansion into the $6.4 billion industrial distribution channel, an area we believe can contribute 10 – 15% of our total revenues within three years. With regard to Demand Shaping, implementation is now underway and will be completed over the next year. Some of the results will include the simplification of our product line by eliminating a wide variety of our lower volume products. In addition, we are establishing more demanding performance standards for ourselves throughout the organization which are directed at servicing our customers even better as we strive to reduce fixed costs in our SD&A structure.”

“We are simplifying our organization to more smoothly and profitably support customers served by our Zep Sales and Service organization, the cornerstone of our business,” continued Mr. Morgan. “We recently combined our Selig™ and Zep sales forces to form the Zep Sales & Service organization. During the second quarter, we began a restructuring of our overhead structure which will result in $2.2 million in savings on an annual basis. Our Demand Shaping efforts are designed to eliminate unprofitable business allowing redeployment as well as further reduction in the size of our workforce. We have developed a preliminary three-year plan for our North American Manufacturing and Distribution platform which will reduce our number of branch locations, establish regional distribution centers, and add selected product manufacturing to these regional locations. These changes will not only streamline our distribution operations but will bring production closer to our customers, thereby enabling us to service them more efficiently. We are also consolidating our office space to increase our operating efficiency and save cost and we are relocating our executive staff and other personnel from our leased headquarters office building to our primary manufacturing facilities. We expect to record a charge ranging between $3.5 million and $4.0 million during our third quarter in connection with the consolidation of our headquarter office space.”

“Fiscal 2008 has begun the transformation of Zep Inc. as we continue to focus on the execution of our long-term strategies to position the Company for profitable growth,” stated Mr. Morgan. “We have a number of initiatives at work and have achieved the majority of our internal milestones to date. As we implement these significant changes to our business, we anticipate inconsistent results over the coming quarters, but we remain confident that we are building a stronger, more profitable company.”

The consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure.

A full discussion of the Company’s second quarter and six month results, long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today at 1:00 PM ET. Interested parties may listen to this call live today or hear a replay at the Company’s website: www.zepinc.com.

About Zep Inc.

Zep Inc., with fiscal year 2007 net sales of over $565 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products.

The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia and has approximately 2,800 employees.

*****

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projections of financial information; any statements about historical results that may suggest trends for our business; any statements of the plans, strategies, and objectives of management for future operations; any statements of expectation or belief regarding future events, potential markets or market size, technology developments, or enforceability of our intellectual property rights; any statements of assumptions underlying any of the items mentioned; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company. Examples of forward-looking statements in this press release include: statements related to management’s expectations with respect to 2008 performance, the Company’s ongoing strategic initiatives, management’s cost savings and restructuring initiatives, the Company’s anticipated revenue growth, and the Company’s expansion into the industrial distribution channel.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience and the historical experience of Acuity Brands, Inc. as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1a. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Financial tables attached.

Zep Inc.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except share and per-share data)

	FEBRUARY 29, 2008	AUGUST 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,059	$9,142
Accounts receivable, less reserve for doubtful accounts of $3,689 at February 29, 2008 and $3,503 at August 31, 2007	86,969	93,102
Inventories	49,257	45,534
Deferred income taxes	7,765	6,283
Prepayments and other current assets	13,491	4,902

Total Current Assets	166,541	158,963

Property, Plant, and Equipment, at cost:
Land	3,305	3,276
Buildings and leasehold improvements	51,978	51,293
Machinery and equipment	81,444	78,329

Total Property, Plant, and Equipment	136,727	132,898
Less - Accumulated depreciation and amortization	84,441	81,215

Property, Plant, and Equipment, net	52,286	51,683

Other Assets:
Goodwill	32,400	31,864
Intangible assets	104	118
Deferred income taxes	6,216	6,725
Other long-term assets	1,239	120

Total Other Assets	39,959	38,827

Total Assets	$258,786	$249,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$9,993	$296
Short-term debt	4,100	—
Accounts payable	34,383	37,279
Accrued compensation	15,233	17,830
Other accrued liabilities	21,619	31,744

Total Current Liabilities	85,328	87,149
Long-Term Debt, less current maturities	59,650	74,704

Deferred Income Taxes	343	413

Self-Insurance Reserves, less current portion	9,241	7,747

Other Long-Term Liabilities	10,744	4,626

Commitments and Contingencies (see Note 5)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 20,903,416 issued and outstanding at February 29, 2008	209	—
Acuity Brands, Inc. investment	—	61,518
Paid-in capital	72,517	—
Retained earnings	2,887	—
Accumulated other comprehensive income items	17,867	13,316

Total Stockholders’ Equity	93,480	74,834

Total Liabilities and Stockholders’ Equity	$258,786	$249,473

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED FEBRUARY 29 and 28		SIX MONTHS ENDED FEBRUARY 29 and 28
	2008	2007	2008	2007
Net Sales	$133,163	$131,050	$276,739	$267,921
Cost of Products Sold	58,781	56,539	118,924	114,772

Gross Profit	74,382	74,511	157,815	153,149
Selling, Distribution, and Administrative Expenses	69,775	70,676	142,446	143,979
Restructuring Charge	753	—	753	—
Loss on Sale of Fixed Assets	—	30	—	192

Operating Profit	3,854	3,805	14,616	8,978
Other Expense:
Interest expense, net	820	1,202	1,880	2,393
Miscellaneous expense, net	84	25	3	101

Total Other Expense	904	1,227	1,883	2,494

Income before Provision for Income Taxes	2,950	2,578	12,733	6,484
Provision for Income Taxes	1,043	1,668	4,546	3,142

Net Income	$1,907	$910	$8,187	$3,342

Earnings Per Share:
Basic Earnings per Share	$0.09	$0.04	$0.39	$0.16

Basic Weighted Average Number of Shares Outstanding	20,845	20,811	20,831	20,811

Diluted Earnings per Share	$0.09	$0.04	$0.39	$0.16

Diluted Weighted Average Number of Shares Outstanding	21,270	20,811	21,112	20,811

Dividends Declared per Share	$0.04	$—	$0.04	$—

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	SIX MONTHS ENDED FEBRUARY 29 and 28
	2008	2007
Cash Provided by (Used for) Operating Activities:
Net income	$8,187	$3,342
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,300	3,992
Loss on the sale or disposal of property, plant, and equipment	—	192
Deferred income taxes	(1,043)	(1,161)
Excess tax benefits from share-based payments	(519)	—
Other non-cash charges	538	713
Change in assets and liabilities -
Accounts receivable	8,740	2,692
Inventories	(2,659)	(3,966)
Prepayments and other current assets	(8,309)	(3,834)
Accounts payable	(3,502)	(3,605)
Accrued compensation and other current liabilities	(7,478)	(6,751)
Self-insurance and other long-term liabilities	1,637	1,441
Other assets	(1,039)	(1,768)

Net Cash Used for Operating Activities	(2,147)	(8,713)

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(3,113)	(2,534)
Proceeds from sale of property, plant, and equipment	68	32
Sale of businesses	55	82

Net Cash Used for Investing Activities	(2,990)	(2,420)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	77,100	—
Payment to Acuity Brands, Inc. upon separation	(62,500)	—
Repayments of borrowings from revolving credit facility	(15,531)	—
Proceeds from issuances of other long-term debt	—	273
Employee stock purchase plan issuances	57	—
Excess tax benefit from share-based payments	519	—
Dividends	(838)	—
Repayments of other long-term debt	(326)	(273)
Net activity with Acuity Brands, Inc. prior to separation	5,683	5,587

Net Cash Provided by Financing Activities	4,164	5,587

Effect of Exchange Rate Changes on Cash	890	(378)

Net Change in Cash and Cash Equivalents	(83)	(5,924)
Cash and Cash Equivalents at Beginning of Period	9,142	8,128

Cash and Cash Equivalents at End of Period	$9,059	$2,204

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

(In thousands)

	Comprehensive Income	Parent’s Equity	Shares	Amount	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
Balance at August 31, 2007		$61,518	—	—	—	—	$13,316	$74,834

Comprehensive Income:

Net income earned prior to October 31, 2007 spin-off	$4,462	4,462						4,462
Net income earned subsequent to October 31, 2007	3,725					3,725		3,725
Foreign currency translation adjustment	4,551						4,551	4,551

Comprehensive Income:	$12,738

Net transaction with Acuity Brands, Inc.		5,683						5,683
Consummation of spin-off transaction on October 31, 2007, including distribution of Zep Inc. common stock by Acuity Brands, Inc.		(71,663)	20,816	208	71,455			—
Amortization, issuance, and forfeitures of restricted stock grants and stock options			83	1	254			255
Employee stock purchase plan			4	—	57			57
Tax effect on restricted stock grants and stock options					519			519
Deferred compensation program					232			232
Dividend payments						(838)		(838)

Balance at February 29, 2008 (unaudited)		$—	20,903	$209	$72,517	$2,887	$17,867	$93,480

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

	Three Months Ended February 29 and 28		Six Months Ended February 29 and 28
	2008	2007	2008	2007
Reported (GAAP) Diluted Earnings Per Share	$0.09	$0.04	$0.39	$0.16
Restructuring Charge(a)	0.02	—	0.02	—
Environmental Charge(b)	—	0.12	—	0.12

Adjusted Diluted Earnings Per Share (c)	$0.11	$0.17	$0.41	$0.28

(a)

During the second quarter of fiscal 2007 we paid a fine of $3.8 million ($1.8 million was recorded during the second quarter of fiscal 2007 while the remainder was recorded in fiscal year 2003) in connection with intentional misconduct on the part of certain non-executive employees resulting in our failure to comply with our wastewater discharge permit prior to 2003 at our primary manufacturing facility in Atlanta, Georgia. We believe it useful to exclude these expenses from adjusted diluted earnings per share to allow investors to more clearly evaluate operating performance and business trends in the same way as management.

(b)

During the first quarter of fiscal year 2008, Zep’s management announced its intention to pursue a strategic plan focused upon achieving the Company’s long-term financial objectives. As part of this program, we recorded a net pretax charge of $0.8 million during the second quarter of fiscal 2008. This charge was primarily composed of severance related costs. We anticipate additional restructuring charges to be recorded in the coming quarters as we execute our strategic initiatives. We believe it is useful to exclude this charge from adjusted diluted earnings per share to allow investors to more clearly evaluate operating performance and business trends in the same way as management.

(c)	This non-GAAP financial measure is provided to allow investors to more clearly evaluate operating performance and business trends in the same way as management.